Exhibit 99.1

IGDRASOL INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012

AND FOR THE PERIOD FROM MAY 17, 2012 (INCEPTION) TO DECEMBER 31, 2012

IGDRASOL INC.

(A Development Stage Company)

IGDRASOL INC.

(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

IgDraSol, Inc.

We have audited the accompanying balance sheet of IgDraSol, Inc., a development stage company, as of December 31, 2012 and the related statements of operations, stockholders deficit, and cash flows for the period from May 17, 2012 (inception) to December 31, 2012. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IgDraSol, Inc., as of December 31, 2012 and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue, has incurred a loss from operations for this initial period since inception and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kelly & Company

Costa Mesa, California

April 22, 2013

IGDRASOL INC.

(A Development Stage Company)

Balance Sheet

As of December 31, 2012

December 31 2012
Assets
Current assets
Cash and cash equivalents	$40,909
Other current assets	3,997

Total Current Assets	44,906

Total Assets	$44,906

Liabilities and Stockholders’ Deficit

Liabilities
Current liabilities
Accounts payable and other accrued liabilities	$40,354
Amounts due to related parties (Note 2)	3,744
Accrued compensation (Note 5)	242,618

Total Current Liabilities	286,716

Convertible notes payable, net of discount of $1,390	13,610
Convertible notes payable to related parties, net of discount of $25,309	179,691

Total Liabilities	480,017

Commitments and contingencies (Note 5)

Stockholders’ Deficit
Common stock, par value of $0.0001: 10,000,000 shares authorized; 5,000,000 shares issued and 4,634,375 shares outstanding as of December 31, 2012	$463
Additional Paid in Capital	36,152
Losses accumulated during the development stage	(471,726)

Total Stockholders’ Deficit	(435,111)

Total Liabilities and Stockholders’ Deficit	$44,906

See accompanying notes to the financial statements

IGDRASOL INC.

(A Development Stage Company)

Statement of Operations

From May 17, 2012 (Inception) to December 31, 2012
Revenue	$—

Operating expenses:
Research and development	$192,628
General and administrative	271,277

Loss from operations	(463,905)

Other expenses:
Interest expense	(258)
Interest expense – related parties	(1,354)
Convertible notes payable discount accretion	(861)
Related party convertible notes payable discount accretion	(5,348)

Net loss	$(471,726)

Basic loss per common share	$(0.12)

Weighted average shares used in computing basic loss per common share	3,983,210

See accompanying notes to the financial statements

IGDRASOL INC.

(A Development Stage Company)

Statement of Stockholders’ Deficit

From May 17, 2012 (Inception) to December 31, 2012

	Common Stock		Additional Paid-In Capital	Losses Accumulated during the Development Stage	Total Stockholders’ Deficit

	Shares	Amount
Balance at May 17, 2012 (inception)	—	—	—	—	—
Shares issued to founders for $2,574 in cash and intellectual property valued at $1,316	5,000,000	$500	$3,390		$3,890
Shares repurchased from founder for cash	(365,625)	(37)	(146)		(183)
Value of warrants issued with convertible notes payable			32,908		32,908
Net loss				$(471,726)	(471,726)

Balance as of December 31, 2012	4,634,375	$463	$36,152	$(471,726)	$(435,111)

See accompanying notes to the financial statement

IGDRASOL INC.

(A Development Stage Company)

Statement of Cash Flows

From May 17, 2012 (Inception) to December 31, 2012
Operating activities
Net loss	$(471,726)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intellectual property cost	1,316
Discount on warrants	6,209
Changes in operating assets and liabilities:
Increase in current assets	(3,997)
Increase in accounts payable and accrued liabilities	40,354
Increase in amounts due to related parties	3,744
Increase in accrued compensation	242,618

Net cash used in operating activities	$(181,482)

Financing activities
Proceeds from issuance of common stock to founders and other shareholders	$2,574
Repurchase of founder shares	$(183)
Proceeds received for issuance of convertible notes	220,000

Net cash provided by financing activities	$222,391

Net increase in cash	40,909
Cash and cash equivalents, at beginning of period	—

Cash and cash equivalents, at end of period	$40,909

Interest paid	$1

Income taxes paid	$—

Summary of non-cash financing and investing activities

Discount on warrants issued against convertible notes	$2,251

Discount on warrants issued against convertible notes to related parties	$30,657

Intellectual property as consideration for founder shares	$1,316

See accompanying notes to the financial statements

IGDRASOL INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

1.	Nature of Development Stage Operations

IgDraSol, Inc., or Igdrasol, the Company or we, is a development stage biotechnology company with a primary focus of developing drugs for treatment in oncology. We are a Delaware corporation that was originally incorporated in May 17, 2012. We have no subsidiaries of our own. We are currently operating our business in the United States of America, or the U.S.

Our strategy is comprised of acquiring and developing a pipeline of early and late-stage clinical products both in the brand products space as well as in the generic space. We currently have one drug in development. We have assembled an integrated in-house scientific team, including, clinical development, medical research and regulatory affairs.

The Company has no significant operating history. From May 17, 2012, or inception, to December 31, 2012, the Company has not generated any revenues and has incurred a net loss of $471,726. The accompanying financial statements for the period from inception to December 31, 2012, have been prepared assuming the Company will continue as a going concern. During the year 2013, management plans to raise additional capital through a debt and/or equity financing or to enter into a merger and acquisition type of transaction to fund future operations and to provide additional working capital. Subsequent to December 31, 2012, the Company has entered into certain transactions with Sorrento Therapeutics Inc., or Sorrento, (see Note 9 Subsequent Events). While the Company anticipates that the merger with Sorrento will be completed, there can be no assurance that such merger will be completed or Sorrento would be able to obtain sufficient amounts necessary to meet the Company’s needs.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the U.S., or GAAP.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent obligations in the consolidated financial statements and accompanying notes. The estimation process requires assumptions to be made by management about future events and conditions, and as such, is inherently subjective and uncertain. Actual results could differ materially from those estimates. The most significant estimates relate to the assumptions used in the Black-Scholes fair value calculation of options and warrants, accrued payroll taxes related to accrued wages and vacation and our deferred tax asset valuation and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

IGDRASOL INC.

(A Development Stage Company)

Segment and Geographic Information

We operate in one reportable segment that of acquiring and developing prescription drug products. Accordingly, we report the financial statements in the aggregate, including all of our activities as one reportable segment.

Cash and Cash Equivalents

We consider cash and investments with financial institutions with maturities of three months or less when purchased that can be liquidated without prior notice or penalty, to be cash and equivalents. All of our cash was held in one financial institution in a corporate checking account.

Concentration of Credit Risk for Cash Deposits at Banks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Deposits at the Company’s financial institution are fully insured by the Federal Deposit Insurance Corporation (FDIC).

Fair Value of Financial Instruments

The Company measures fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on a three tier hierarchy that prioritizes the inputs used to measure fair value, using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3).

Prepaid accounts and accounts payable are reported at their historical carrying values, which approximate their fair values based on their short-term nature.

The fair value measurements of the Company’s financial instruments at December 31, 2012 were as follows:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$40,909	—	—	$40,909

Property and Equipment

We currently do not own any assets. Property and equipment would be recorded at cost less accumulated depreciation. Maintenance and repairs would be expensed as incurred. Upon sale or disposition of assets, any gain or loss would be included in the statements of operations.

IGDRASOL INC.

(A Development Stage Company)

The cost of property, plant and equipment would be depreciated using the straight-line method over the following estimated useful lives of the respective assets, which are generally between 3 to 5 years. Leasehold improvements would be amortized over the lesser of the estimated useful lives of the respective assets or the related lease terms. All long-lived assets, including property and equipment, would be reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If impairment is indicated, we would reduce the carrying value of the asset to fair value. Fair value would be determined by the use of appraisals, discounted cash flow analyses or comparable fair values of similar assets.

Patents and Licenses

We expense all licensing and patent application costs as they are incurred.

Intangible Assets

Intangible assets are capitalized and amortized over the period of their estimated useful benefit. During 2012, we acquired intellectual property from our founders as partial consideration for restricted stock issued to them. The intellectual property related to knowledge of our drug candidate obtained prior to formation of the Company. The intellectual property was valued at $1,316 and was fully amortized in 2012.

Revenue Recognition

We currently do not have any revenues. Revenue from product sales would be recognized upon shipment of product when title and risk of loss have transferred to the customer, and the following additional criteria are met:

(i)	the price is substantially fixed and determinable;

(ii)	our customer has economic substance apart from that provided by us;

(iii)	our customer’s obligation to pay us is not contingent on resale of the product;

(iv)	we do not have significant obligations for future performance to directly bring about the resale of our product; and

(v)	we have a reasonable basis to estimate future returns.

Milestone Payments

We currently do not have any revenues from milestone payments. Milestone payments under collaborative arrangements would generally be triggered either by the results of our research and development efforts or by specified sales results by a third-party collaborator and would be recorded accordingly and at such time.

IGDRASOL INC.

(A Development Stage Company)

License Fees

We currently do not have any revenues from license fees. We would recognize license fees based on the terms of each contractual agreement.

Research and Development Expenses

Research and development expenses include costs associated with product and or intellectual property acquisitions, contract and other outside service fees, and facilities and overhead costs related to our research and development efforts. Research and development expenses, in the future, would also consist of costs incurred for salaries and benefits, clinical trial and related manufacturing costs, proprietary and collaborative research and development and include activities such as product registries and investigator-sponsored trials. Research and development costs are expensed as incurred. We plan to commence the development of one of our products, IG-001 in the near future. We acquired the rights to the product from Samyang Biopharmaceutical Corporation, or Samyang.

Basic and Diluted Net Loss Per Share

We calculate basic and diluted net loss per share using the weighted average number of common shares outstanding during the period presented based on the number of days outstanding during the period under report. In periods of a net loss position, basic and diluted weighted average shares are the same as adding any dilutive instruments would make the loss anti-dilutive. In periods of net income, for the diluted earnings per share calculation, we would adjust the weighted average number of common shares outstanding to include dilutive stock options, warrants and other common stock equivalents outstanding during the periods.

The following shows the amounts used in computing basic and diluted earnings per share from inception to December 31, 2012:

From May 17, 2012 (Inception) to December 31, 2012
Net Loss	$(471,726)

Basic loss per share	$(0.12)

Weighted average shares outstanding	3,983,210

The Company did not include in 366,664 warrants in the computation of diluted net earnings per share, as their effect would have been anti-dilutive.

IGDRASOL INC.

(A Development Stage Company)

Amounts due to related parties

We record transactions with related parties in accordance with authoritative guidance. In the period from inception to December 31, 2012, we had transactions with related parties which included reimbursements to an entity, Biomiga Diagnostics, Inc., or Biomiga (an affiliate) debt obtained through notes payables with our CEO (principal owner of the Company and the affiliate), one of CEO’s family members and another founder. The Company repurchased shares previously issued to one of our founders. These transactions are described in detail in notes 4, 6 and 7 below.

Accounting for Employee Share-Based Compensation

We measure compensation expense for all share-based awards at fair value on the date of grant for the portion that is ultimately expected to vest and recognize compensation expense in our consolidated statements of operations over the service period that the awards are expected to vest. We have elected to recognize compensation expense for all options with graded vesting using the modified straight-line basis over the vesting period of the entire option.

The fair value of share-based compensation is estimated based on the closing market price of our common stock on the day prior to the award grants for stock awards, using the Black-Scholes Option Pricing Model for stock options and warrants and a lattice or Monte Carlo valuation model for the management incentive plan. We estimate volatility based on historical volatility of our common stock, and estimate the expected term based on several criteria, including the vesting period of the grant and the term of the award.

Debt Financing

We account for debt and related interest based on authoritative guidance on accounting for such instruments. Debt is required to be reflected as either current or long term depending on the maturity of the debt. Interest is recorded as expense and accrued for based on the terms of the debt and straight lined over the period of the holding of the debt. Such debt is recorded as net of unamortized value of warrants issued in conjunction with such debt.

Warrant accounting

We account for warrants pursuant to the authoritative guidance on accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock, on the understanding that in compliance with applicable securities laws, the warrants require the issuance of registered securities upon exercise and therefore do not sufficiently preclude an implied right to net cash settlement.

Warrants were issued in 2012 along with convertible notes payable. We valued the detached warrants and recorded the value as additional paid in capital and a discount on convertible notes payable. The warrant discount is being amortized over the maturity period of the convertible notes payable. Determining the appropriate fair-value model and calculating the fair value of registered warrants requires considerable judgment, including estimating stock price volatility and expected warrant life. The computation of expected volatility was based on the historical volatility of other comparable companies for a period that coincides with the expected life of the warrants.

IGDRASOL INC.

(A Development Stage Company)

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (FASB) issued an accounting standards update that eliminates the option to present components of other comprehensive income as part of the statement of changes in equity and requires an entity to present items of net income and other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The adoption of this guidance does not apply to the Company at this time.

In May 2011, the FASB issued an accounting standards update that clarifies and amends the existing fair value measurement and disclosure requirements. This guidance became effective prospectively for interim and annual periods beginning after December 15, 2011. The adoption of this guidance does not apply to the Company at this time.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

From May 17, 2012 (inception) to December 31, 2012 the Company has incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of our tax assets. The Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2012. At December 31, 2012, the Company had federal and state of California net operating losses. The net operating loss carryforwards, if not utilized, will begin to expire in 2032 for federal and state of California purposes. In the event that the proposed transactions with Sorrento are completed, there could be IRC Section 382 limitations on our ability to utilize our operating losses.

3.	Exclusive distribution rights agreement with Samyang Biopharmaceutical Corporation

In October 2012, we entered into an exclusive distribution agreement with Samyang Biopharmaceutical Corporation (a South Korean entity) (Samyang) by which we acquired the exclusive rights to certain intellectual property that we have labeled as IG-001 (IG-001) (the Agreement). It is our intent to register, distribute, sell and market the further developed IG-001 as an injectable finished product in the United States (our distribution rights territory for IG-001).

Pursuant to the terms of the Agreement, Samyang has granted us the rights to all intellectual information required for submission of the IG-001 formula to necessary regulatory authorities, including but not limited to, the U.S. Food and Drug Administration (the FDA), that will enable us to obtain regulatory approval to import, promote, market or sell the IG-001 in the United States.

IGDRASOL INC.

(A Development Stage Company)

Under the terms of the Agreement, we have paid Samyang an initial one-time non-refundable fee of $50,000 when we signed the Agreement. We additionally will pay Samyang (i) $50,000 upon acceptance of the IG-001 Investigational New Drug Application (IND) for the Product by the FDA and (ii) $200,000 upon our receipt of FDA approval to market IG-001. We will not manufacture IG-001, but as provided in the Agreement, Samyang will manufacture the product and sell it to us.

We currently have different types of rights to two different drugs, which are discussed above (our IG-001 exclusive distribution rights agreement) and in Note 9 (our purchased assets related to Tocosol). Neither of these drugs has been approved by the FDA nor does either generate any revenue. In the event that either or both of these drugs fail to obtain approval from the FDA or we are unable to successfully market and sell either or both of the products, it could have a material adverse impact on the our business, financial condition and results of operations.

4.	Debt Financing

During the period from inception to December 31, 2012, we obtained funds through convertible debt financings totaling $220,000, of which $200,000 was received from our CEO and $5,000 was from a family member of our CEO, and the rest from friends of the CEO. The convertible notes pay interest of 3% per annum to the note holders and all notes mature no later than June 30, 2014. Interest on such notes commences on January 1, 2013; however, in accordance with authoritative guidance, the interest is accrued over the period of time of the existence of the debt. No payments are due on the convertible notes until maturity, but the Company may prepay the convertible notes without penalty, after obtaining consent from the note holders for such prepayment. In the event of an equity financing of at least $1.5 million, the notes will automatically convert into shares of common stock of the Company at a conversion price equal to the lowest per share price paid for the equity financing stock. The note holders have the option to convert accrued interest on the note at the same conversion rate. In light of the contingent merger agreement with Sorrento (Note 9), we do not expect a $1.5 million equity financing event will occur.

In connection with such convertible debt financings, we granted the note holders warrants to acquire 366,664 shares of our common stock at an exercise price of $0.60 per share, of which warrants to purchase shares 333,332 of common stock were issued to our CEO and 8,333 to his family member.

Since the entire debt matures on or after December 31, 2013, we have classified the debt as long term as of December 31, 2012 and is recorded as net of unamortized warrant discounts.

For the period since inception to December 31, 2012, we recorded total interest expense of $7,821, consisting of warrant discount accretion of $6,209 and accrued interest of $1,612.

IGDRASOL INC.

(A Development Stage Company)

Future maturities of long-term debt are as follows as of December 31, 2012:

Year ended:	Amount
December 31, 2013	$50,000
December 31, 2014	$170,000

Subsequent to December, 31 2012, we obtained funds through additional convertible debt financings of $164,000 with warrants to purchase 273,333 shares of our common stock, of which $55,000 was received from related parties. We also issued a convertible note payable totaling $60,000 with warrants to purchase 100,000 shares of our common stock for services. All the debt financings and related warrants granted subsequent to December 31, 2012 are upon the exact same terms as those described above.

As discussed above, a significant portion of our debt financing has been raised from our CEO, his friends and family and one other founder. If the merger transaction with Sorrento (Note 9) is not executed, additional financing could be needed. If we are unable to raise additional financing, it would have an adverse effect on the business, financial condition and results of operation.

5.	Commitments and Contingencies

Distribution agreements

We are obligated to pay Samyang a milestone payment of $50,000 upon acceptance of an IND with the FDA, for the Product and another milestone payment of $200,000 upon the approval of the Product to be marketed in the U.S.

Facility and Equipment Leases

We are currently using the offices of Biomiga as our registered office. We do not have a sublease agreement with Biomiga. Rent expense was $18,000 for the period from Inception to December 31, 2012. See Note 7 Related Parties. In April 2013, we leased an office in Irvine, California for a period of 12 months, at a monthly rent of $4,143 from an unrelated party. In this connection, we paid a refundable deposit of $12,429. We are obligated to pay minimum rent of $49,716 commencing April 2013.

Accrued compensation and employment agreements

Under the various employment letters and understandings with our employees, our employees would be paid salaries only in the event of the Company could either raise a minimum amount of funds required to operate the business through debt, sale of equity or other means, or in the event the Company entered into a merger and/or acquisition type of transaction. If neither of the events occur, the company would not be liable to pay any compensation to the employees. However, under the laws of the State of California, or the State, all employers are mandated to pay their employees minimum wages and related vacation pay as required under the State rules and regulations. Accordingly, as of December 31, 2012, we have recorded accrued

IGDRASOL INC.

(A Development Stage Company)

compensation of $242,618, of which $240,533 relates to unpaid minimum wages and vacation pay due to our employees, as mandated by the State, and related taxes payable thereto. We may be subjected to inquiries or other investigation by the State, be required to pay the minimum wages recorded, the related taxes thereto and /or any penalties assessed by the State.

Stock options and related expense

We had committed to issuing equity instruments to certain of our employees when they commenced employment with us and that such equity instruments would commence to vest as of such employment date. As of December 31, 2012, we had not yet granted such equity instruments to such employees as we were in the process of adopting an incentive stock option plan. Subsequent to December 31, 2012, our Board of Directors ratified our commitments and we had reserved 367,973 common shares for the issuance of stock options. See Note 9 for details of stock options granted subsequent to December 31, 2012.

Litigation

While we currently do not have any litigation, we may be involved with various legal matters arising in the ordinary course of our business that are complex in nature and have outcomes that are difficult to predict. We would make provisions for liabilities when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

6.	Stockholder’s Equity

Authorized, issued and outstanding Stock

Currently we have authorized 10 million shares of our common stock of par value of $0.0001. Of those, we issued 5,000,000 shares and repurchased 365,625 shares which were immediately retired. As such, we had 4,634,375 shares of our common stock outstanding as of December 31, 2012.

Founders Shares Sold for Cash and Intellectual Property

In July 2012, founders of the Company, or the founders, purchased 5,000,000 shares of restricted common stock of the Company for a total consideration of $3,890, consisting of $2,574 cash and $1,316 contributed Intellectual Property Rights. The intellectual property rights consisted of basic knowledge of the Company’s drug and were fully amortized to expense during 2012. The restricted stock purchased by the founders vest anywhere between immediately and 36 months. Upon termination of employment for any reason, the Company has the option to repurchase any unvested shares at the lesser of the then fair value of the common stock or the original purchase price from the founders.

In December 2012, we repurchased 365,625 of the restricted common stock for $183 from one of the founders and a member of our Board of Directors. As such, as of December 31, 2012, we had 4,634,375 shares of common stock outstanding.

IGDRASOL INC.

(A Development Stage Company)

Warrant Activity

As discussed in Note 2, we issued warrants to purchase shares 366,664 of our common stock at $0.60 per share to certain investors in 2012 as part debt financing transactions, of which warrants to purchase shares 333,332 were issued to our CEO and 8,333 to a family member of our CEO. Each warrant expires on the earlier of: (i) five years from the date of the closing of the purchase agreement associated with the warrant, or (ii) upon a sale of the Company’s assets or a change of control of the Company. Such warrants can be exercised at any time after their issuance.

The fair value of the warrants of $32,908 was determined using the Black-Scholes option-pricing model, using the following assumptions:

December 31, 2012
Expected life (years)	5
Risk-free interest rate	0.60% - 0.85%
Volatility	79.75%
Dividend yield	0%

The value of the warrants is being amortized into interest expense over the term of the convertible notes payable. Interest expense from the amortization of warrants was $6,209 for the period from Inception to December 31, 2012. The warrants are exercisable at any time after grant.

A summary of warrants outstanding for the period from Inception to December 31, 2012 is as follows:

	Issued & Outstanding	Exercisable	Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at inception	—	—
Warrants issued	366,664	366,664	$0.60	4.67

Total, December 31, 2012	366,664	366,664

As discussed in Note 4 above, subsequent to December 31, 2012 we raised an additional $164,000 from debt financings and issued a note payable totaling $60,000 for services. As part of these subsequent financings, we granted a total of warrants to purchase 373,333 shares of our common stock at $0.60 per share. Warrants to purchase 91,667 of the subsequently granted shares of our common stock were issued to related parties. The warrants have a 5-year expiration.

IGDRASOL INC.

(A Development Stage Company)

7.	Related Party Transactions

Convertible Notes Payable

$200,000 of the convertible notes payable (and related warrants) discussed in Note 4 above are to our CEO who is our principal stockholder. We also entered into a convertible note arrangement with a family member of our CEO in the amount of $5,000 (and related warrants). Accrued interest on these related party notes payable was $1,354 at December 31, 2012 and is presented as a component of amounts due to related parties on the balance sheet. Subsequent to December 31, 2012, we entered into convertible note arrangements (and related warrants) for $55,000 with our CEO and one of our founders.

Payment of Expenses on Behalf of the Company

Biomiga Diagnostics, Inc., or Biomiga, is a company that performs diagnostic services. The owners of Biomiga are also founders and shareholders of our Company and include our CEO and one of our officers. From time to time, especially as the Company was being formed, Biomiga would pay for Company expenses on our behalf, and we reimbursed Biomiga at a later date. Biomiga paid a total of $76,968 for various expenses incurred on our behalf, including payroll and benefits, payments for operational expenses, rent for the subleased premises, payment for licenses and other costs during 2012. A portion of these reimbursements were for expenses incurred by Biomiga prior to the formation of Igdrasol. At December 31, 2012, we owed Biomiga $2,360 for certain expenses paid by them on our behalf, which is a component of amounts due to related parties on the balance sheet. Such amounts were paid subsequent to December 31, 2012. We have had no transactions with Biomiga since December 31, 2012, except the payment of amounts owed to them.

Repurchase of restricted common stock

In December 2012, we repurchased 365,625 shares of restricted common stock from one of the founders and a member of our Board of Directors for $183, the price originally paid by the founder. At the same time, we paid the Director a one-time Director fee of $1,817 for his services.

8.	Operating Expenses

During the period from inception to December 31, 2012, we recorded research and development expenses of $192,628, which primarily included payroll related costs of $75,593 and drug licensing and other research and development costs of $89,752. General and administrative expenses for the same period totaled $271,277, which primarily included payroll related costs of $182,003.

IGDRASOL INC.

(A Development Stage Company)

9.	Subsequent events

Acquisition of Tocosol Asset

On January 31, 2013, the Company entered into an asset purchase agreement with OncoGenex Pharmaceuticals, Inc. (“OncoGenex”), for the acquisition of all rights, title and interest in the assets held by OncoGenex related to the compound Tocosol. The assets include certain intellectual property as well as equipment, and regulatory, pre-clinical and clinical documentation. We paid OncoGenex $100,000 for the assets and we owe no further compensation to OncoGenex for the acquisition.

Transaction with Sorrento Therapeutics

On March 7, 2013, the Company entered into an exclusive Option Agreement (the “Option Agreement”) with Sorrento. Pursuant to the Option Agreement, we granted to Sorrento an irrevocable option to acquire the Company by means of an Agreement and Plan of Merger (the “Merger Agreement”) prior to the later of: (i) thirty (30) days after the receipt of the FDA End of Phase II meeting minutes for IG-001, or (ii) September 30, 2013. In consideration for entering into the Option Agreement, we are to receive a lump sum payment of $200,000 within fifty-one (51) days of the signing of the Option Agreement. If Sorrento exercises its option to acquire the Company, Sorrento will, pursuant to the Merger Agreement, be required to issue 76,199,198 shares of common stock to our stockholders and, upon the later achievement of an additional specified regulatory milestone, Sorrento will be required to issue an additional 32,656,799 shares of common stock to our stockholders. The Option Agreement may be terminated by either party, between and including the forty fifth (45th) day after the date of the Option Agreement and the fiftieth (50th) day after the date of the Option Agreement, if we have not obtained financing or other contractual commitments that are payable to us within one year after the date of the Option Agreement in the aggregate amount of $4 million in order to permit us to operate our business through the anticipated FDA End of Phase II meeting. If the Option Agreement is terminated prior to the payment of the $200,000, Sorrento shall be obligated to invest $500,000 in the next upcoming equity financing (or debt securities convertible into equity) (the “Next Financing”) of the Company led by an independent, third-party investor for the securities issued in the Next Financing with the same rights, preferences and privileges as the securities sold to such third-party investor. In addition, the Company intends, at such time Sorrento exercises its option to acquire the company, to record and accrue to pay to certain employees of the Company who participated and assisted in the merger activities a bonus compensation in the aggregate amount of $600,000. After the closing of the merger, Sorrento would be responsible for paying such liability. Sorrento exercised the Option Agreement and paid us the $200,000 in April 2013.

As part of the arrangement, Sorrento, the Company and certain of our stockholders, executed a Voting Agreement (the “Voting Agreement”), pursuant to which our stockholders agreed to vote their shares in favor of a merger with Sorrento pursuant to the Merger Agreement.

In addition to and contemporaneously with the execution of the Option Agreement and Voting Agreement, on March 7, 2013, the Company and Sorrento entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which Sorrento agreed to purchase all documentation, equipment, information and other intellectual property related to Tocosol and related technologies for a purchase price of $1,210,000, which transaction is expected to close

IGDRASOL INC.

(A Development Stage Company)

within forty-five (45) days of the signing of the Asset Purchase Agreement. Upon payment of the purchase price, the Company and Sorrento intend to enter into a Development Services Agreement (the “Development Services Agreement”) pursuant to which approximately $4 million in development services may be provided to us for the development of Tocosol and related technologies. If Sorrento does not pay the purchase price within forty-five (45) days after the date of the Asset Purchase Agreement, the Asset Purchase Agreement shall immediately terminate and there shall be no purchase and sale of Tocosol and neither party shall have any rights or obligations under the Asset Purchase Agreement. Sorrento paid us the $1,210,000 in April 2013 and has completed their obligations under the Asset Purchase Agreement.

The Company and Sorrento also entered into an Initial Services Agreement dated March 7, 2013 (the “Initial Services Agreement”), pursuant to which we are to provide certain product development and technology services related to Sorrento’s antibody platform in exchange for a payment of $1,000,000, which was paid to us upon signing.

Stock options and related expense

As discussed in Note 5 above, we had committed to issuing equity instruments to certain of our employees when they commenced employment with us and that such equity instruments would commence to vest as of such employment date. As of December 31, 2012, we had not yet granted such equity instruments to such employees as we were in the process of adopting an incentive stock option plan.

Subsequent to December 31, 2012, we adopted our stock incentive plan: the 2013 Equity Incentive Plan, or the 2013 Plan. The 2013 Plan authorizes the grant of incentive awards, including stock options, for the purchase of up to a total of 1,000,000 shares of our common stock. Subsequent to the adoption of the 2013 Plan, in March 2013, we provided our employees new offer letters, after rescinding original offer letters, and granted options to purchase 575,699 shares of our common stock, of which options to purchase 367,973 shares of our common stock pertained to such employees who were employed as of December 31, 2012. All the options to purchase shares of our common stock were granted at an exercise price of $0.21 per share. These options to purchase shares of our common stock vest over a period of up to three years, which period commences from the date of their original hire and are exercisable for a period of 10 years from vesting. Of the options granted, 76,579 immediately vested at the grant date for past services performed. 35,610 of the shares that were vested at the grant date were from services performed in 2012.

IGDRASOL INC.

(A Development Stage Company)

The incentive stock options we granted under the 2013 Plan are at an exercise price equal to the fair value of the Company’s stock, as determined by an independent valuation firm, who performed a fair valuation of our common stock. The fair value of each option grant was then estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Options granted Subsequent to December 31, 2012
Expected life (years)	10 years
Risk-free interest rate	2.04
Volatility	79.75%
Dividend yield	0%
Exercise price	$0.21

The aggregate fair value of all options granted subsequent to December 31, 2012 was $98,329, of which $13,080 was recognized immediately as stock compensation expense in March 2013. We expect to recognize the remainder of $85,250, over a weighted average period of 2.05 years ending January 2016.

Since we have no history of exercised options, the expected option life assumption is estimated based on the outstanding life of the option grants and assumptions regarding future exercise activity of unexercised, outstanding options of other companies in a similar business environment. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of our employee stock options. The expected volatility is based on the historical volatility of the stock of other companies in a similar business environment of that to our Company as we have no history of marketable value of our stock commensurate with the expected life of the stock-based award. We do not anticipate paying dividends on the common stock in the foreseeable future.

We recognize shared-based compensation cost over the vesting period using the modified straight-line single option method. Share-based compensation expense is recognized only for those awards that are ultimately expected to vest. An estimated forfeiture rate has been applied to unvested awards for the purpose of calculating compensation cost. Forfeitures were estimated based on historical forfeiture rates of other companies in a similar business environment as ours. These estimates may be revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs.